Exhibit 99.1

PRESS RELEASE

For more information contact:

FOR IMMEDIATE RELEASE

Gerald Shencavitz

EVP and Chief Financial Officer

(207) 288-3314

Record Earnings at Bar Harbor Bankshares

BAR HARBOR, Maine (October 25, 2012) – Bar Harbor Bankshares (the “Company”) (NYSE MKT: BHB) the parent company of Bar Harbor Bank & Trust (the “Bank”), today announced record net income of $3.4 million for the third quarter of 2012, representing an increase of $358 thousand, or 11.9%, compared with the third quarter of 2011. Diluted earnings per share amounted to $0.86 for the quarter, compared with $0.77 in the third quarter of 2011, representing an increase of $0.09, or 11.7%. The Company’s annualized return on average shareholders’ equity amounted to 10.49% for the quarter, up from 10.45% in the third quarter of 2011. The Company’s third quarter return on average assets amounted to 1.05%, up from 1.04% in the third quarter of 2011.

For the nine months ended September 30, 2012, the Company reported record net income of $9.6 million, representing an increase of $984 thousand, or 11.4%, compared with the first nine months of 2011. Diluted earnings per share amounted to $2.46, representing an increase of $0.23, or 10.3%, compared with the first nine months of 2011. The Company’s annualized return on average shareholders’ equity amounted to 10.37% for the nine months ended September 30, 2012, compared with 10.60% for the same period in 2011. The Company’s annualized return on average assets amounted to 1.04%, up from 1.01% for the nine months ended September 30, 2011.

As previously announced, on August 10, 2012 the Bank acquired substantially all assets and assumed certain liabilities of Border Trust Company (“Border Trust”), a subsidiary of Border Bancshares, Inc., headquartered in Augusta, Maine. The Bank acquired $38.5 million of deposits and $33.6 million in loans, as well as three branch offices located in Kennebec and Sagadahoc Counties. The Bank paid a core deposit premium of 3.85%, or $1.1 million, and purchased the loan portfolio, excluding selected non-performing loans, at a discount of 2.16%, or $749 thousand. In connection with this transaction, the Bank recorded goodwill of $2.1 million and a core deposit intangible of $783 thousand, or 2.7% of core deposits. The Bank also recorded $829 thousand in non-recurring year-to-date expenses, of which $657 thousand were incurred in the third quarter, including employee severance, professional fees, and other conversion related items.

In making the announcement, the Company’s President and Chief Executive Officer, Joseph M. Murphy commented, “As we enter the last quarter of 2012, we are very pleased to report record quarterly and year-to-date earnings. Our third quarter performance was principally driven by meaningful increases in non-interest income and net interest income and a relatively stable net interest margin. Equally as important, we are pleased to report continued improvement in our credit quality metrics, with non-performing loans and other potential problem loans down 17% and 14%, respectively, from year end 2011.”

Mr. Murphy continued his remarks by saying, “In addition to record earnings performance, our third quarter was highlighted by our expansion into Kennebec and Sagadahoc counties. The Border Trust transaction was a logical step in our defined strategy to expand further south and west into markets with attractive demographics, long-term growth potential, and where we have already established significant commercial banking relationships. We are confident that Bar Harbor’s lending capacity, product diversity, and commitment to superior customer service will attract profitable growth opportunities in these markets.”

In concluding, Mr. Murphy added, “We continue to believe that our conservative business model, which emphasizes a strong capital position, high loan quality, deep local market knowledge, and responsiveness to our customers’ needs, has positioned us well for the future. Nonetheless, we, like all banks, face several continuing challenges, particularly the threat to earnings posed by the Federal Reserve’s determination to maintain interest rates at historically low levels for an extended period of time. We also believe that teams deliver more sustainable achievements than individuals. In this regard, our directors and senior management are very proud of the accomplishments of our dedicated staff, which are a direct result of the outstanding service they have provided to our customers. These efforts have enabled us to deliver superior performance to our shareholders.”

Balance Sheet Highlights

Assets: Total assets ended the third quarter at $1.3 billion, up $128.0 million, or 11.0%, compared with December 31, 2011. Asset growth was driven by meaningful increases in the Bank’s consumer and commercial loan portfolios, combined with an increase in investment securities. The Border Trust transaction accounted for $41.3 million, or 32.3%, of the total growth in assets.

Loans: Total loans ended the quarter at $808.4 million, up $79.4 million, or 10.9%, compared with December 31, 2011. Consumer loans, which principally consist of residential real estate mortgages, were up $50.7 million or 16.1% compared with December 31, 2011, principally reflecting the purchase of loans from Border Trust as well as the purchase of a New England based portfolio of residential mortgage loans during the first quarter. The Bank’s commercial loan portfolio increased $24.1 million or 6.0% compared with December 31, 2011, of which $8.6 million was attributed to the Border Trust transaction. Tax exempt loans also showed meaningful growth, posting an increase of $5.7 million, or 59.2%, compared with year end 2011.

Credit Quality: Total non-performing loans ended the quarter at $10.7 million, representing a decline of $2.2 million, or 16.7%, compared with December 31, 2011. One commercial real estate development loan to a local, non-profit housing authority in support of an affordable housing project accounted for $2.2 million, or 20.7%, of the Bank’s total non-performing loans. During the third quarter the Bank obtained current appraisals for this collateral-dependant impaired loan and, based on revised prospects for future cash flows and other considerations, charged off $192 thousand of the outstanding balance.

For the three and nine months ended September 30, 2012, total net loan charge-offs amounted to $728 thousand and $1.5 million, or annualized net charge-offs to average loans outstanding of 0.36% and 0.25%, respectively. For the three and nine months ended September 30, 2012, the Bank recorded provisions for loan losses of $427 thousand and $1.3 million, down from $750 thousand and $1.9 million for the same periods in 2011, respectively. The decline in the provisions for loan losses largely reflected improved credit quality metrics which continued to stabilize during the first nine months of this year.

The Bank maintains an allowance for loan losses (the “allowance”) which is available to absorb probable losses on loans. At September 30, 2012, the allowance stood at $8.1 million, down $168 thousand or 2.0% compared with December 31, 2011. The decline in the allowance was principally attributed to improved credit quality metrics including meaningful declines in non-performing and potential problem loans.

Securities: Total securities ended the second quarter at $421.8 million, up $39.9 million, or 10.5%, compared with December 31, 2011. Securities purchased during the first nine months of 2012 principally consisted of mortgage-backed securities issued by U.S. Government agencies and sponsored-enterprises, as well as municipal securities issued by states and political subdivisions thereof.

Deposits: Historically, the banking business in the Bank’s market area has been seasonal, with lower deposits in the winter and spring and higher deposits in summer and autumn. The timing and extent of these seasonal swings have varied from year to year and have generally impacted the Bank’s transactional deposit accounts.

Total deposits ended the third quarter at $813.6 million, up $90.7 million, or 12.6%, compared with December 31, 2011. The deposits acquired in connection with the Border Trust transaction accounted for $38.5 million or 42.5% of the growth in total deposits. Demand, NOW and money market accounts combined were up $47.9 million or 13.0% compared with December 31, 2011, while time deposits were up $42.9 million, or 12.1%. The increase in time deposits was largely attributed to brokered deposits obtained from the national market, which were utilized to help fund earning asset growth while preserving the Company’s strong, on-balance sheet liquidity position.

Capital: At September 30, 2012, the Company and the Bank continued to exceed regulatory requirements for “well-capitalized” financial institutions. Under the capital adequacy guidelines administered by the Bank’s principal regulators, “well-capitalized” institutions are those with Tier I leverage, Tier I Risk-based, and Total Risk-based ratios of at least 5%, 6% and 10%, respectively. At September 30, 2012, the Company’s Tier I Leverage, Tier I Risk-based, and Total Risk-based capital ratios were 8.83%, 14.03% and 15.67%, respectively.

Shareholder Dividends: The Company paid a regular cash dividend of $0.295 per share of common stock in the third quarter of 2012, up $0.005 from the prior quarter and representing an increase of $0.02 or 7.3% compared with the third quarter of 2011. As previously announced, the Company’s Board of Directors recently declared a fourth quarter 2012 regular cash dividend of $0.30 per share of common stock, representing an increase of $0.02 or 7.1% compared with the fourth quarter of 2011.  Based on the September 30, 2012 price of BHB’s common stock of $35.74, the annualized dividend yield amounts to 3.36%.

Results of Operations

Net Interest Income: For the three months ended September 30, 2012, net interest income on a tax-equivalent basis totaled $9.8 million, up $481 thousand or 5.1% on a linked quarter basis and representing an increase of $758 thousand or 8.4% compared with the third quarter of 2011. The increase in net interest income compared with the third quarter of 2011 was principally attributed to average earning asset growth of $114.1 million or 10.3%. The net interest margin amounted to 3.20% for the third quarter, an improvement of three basis points on a linked quarter basis, but representing a decline of four basis points compared with the third quarter of 2011. The decline in the net interest margin compared with the third quarter of 2011 was principally attributed to the volume of interest earning assets added to the Company’s balance sheet, as the interest rate spread actually improved one basis point. The yield on earning assets declined thirty-six basis points to 4.32% while the rate paid on interest bearing liabilities declined thirty-seven basis points to 1.28%.

For the nine months ended September 30, 2012, net interest income on a tax-equivalent basis totaled $28.5 million, representing an increase of $1.8 million, or 6.6%, compared with the same period in 2011. The increase in net interest income was principally attributed to average earning asset growth of $74.6 million or 6.7%, offset in part by a one basis point decline in the net interest margin. For the nine months ended September 30, 2012 the Bank’s net interest margin amounted to 3.22% compared with 3.23% for the same period in 2011. The decline in the net interest margin was principally attributed to the volume of interest earning assets added to the Company’s balance sheet, as the interest rate spread actually improved four basis points. The yield on earning assets declined thirty-five basis points to 4.41% while the rate paid on interest bearing liabilities declined thirty-nine basis points to 1.35%.

Non-interest Income: For the three months ended September 30, 2012, total non-interest income amounted to $2.3 million, up $234 thousand or 11.3%, compared with the third quarter of 2011. Trust and other financial services fees were up $104 thousand or 13.9%, while income from credit and debit card activities was up $58 thousand, or 16.1%. Total securities gains net of other-than-temporary impairment (“OTTI”) losses amounted to $496 thousand in the third quarter, representing an increase of $75 thousand or 17.8% compared with the third quarter of 2011.

For the nine months ended September 30, 2012, total non-interest income amounted to $6.0 million, up $691 thousand or 13.1% compared with the same period in 2011. The increase in non-interest income was largely attributed to securities gains net of OTTI losses, which amounted to $1.1 million compared with $587 thousand for the first nine months of 2011.

For the nine months ended September 30, 2012, trust and other financial services fees amounted to $2.5 million, up $207 thousand or 9.2% compared with the same period in 2011. Reflecting additional new business and relatively stable equity markets, at September 30, 2012 assets under management stood at $358.2 million, up $24.3 million from year end 2011 and representing an increase of $35.8 million or 11.1% compared with September 30, 2011.

For the nine months ended September 30, 2012, income generated from service charges on deposit accounts amounted to $887 thousand, representing a decline of $110 thousand, or 11.0%, compared with the same period in 2011. The decline in service charges on deposit accounts was principally attributed to declines in deposit account overdraft fees, reflecting reduced overdraft activity and the impact of new regulations that limit the ability of a bank to offer overdraft protection to customers without their specific consent and to derive fees from overdraft protection programs in general.

For the nine months ended September 30, 2012, income generated from credit and debit card service charges and fees amounted to $1.1 million, up $135 thousand or 14.4% compared with the same period in 2011. This increase was principally attributed to continued growth of the Bank’s retail deposit base, higher levels of merchant credit card processing volumes, and continued success with a program that offers rewards for certain debit card transactions.

Non-interest Expense: For the three months ended September 30, 2012, total non-interest expense amounted to $6.6 million, up $875 thousand, or 15.4%, compared with the third quarter of 2011. The increase in non-interest expense was principally attributed to a $403 thousand or 12.3% increase in salaries and employee benefits combined with a $436 thousand or 33.0% increase in other operating expenses. The increase in salaries and employee benefits was largely attributed to $263 thousand of employee severance payments in connection with the Border Trust transaction, higher levels of employee incentive accruals, as well as changes in staffing levels and mix. The increase in other operating expenses was principally attributed to $394 thousand of non-recurring expenses associated with the Border Trust transaction, including fees for professional services and a wide variety conversion related expenses.

For the nine months ended September 30, 2012, total non-interest expense amounted to $18.5 million, up $1.5 million, or 9.1%, compared with the same period in 2011. This increase was largely attributed to an $827 thousand or 8.9% increase in salaries and employee benefits, reflecting certain employee severance payments including those incurred in connection with the Border Trust transaction, higher levels of employee incentive, as well as normal increases in base salaries and changes in staffing levels and mix. The year-over-year increase in salaries and employee benefits also reflected the recording of $130 thousand in employee health insurance credits, based on favorable claims experience, in the second quarter of 2011. The increase in total non-interest expense was also attributed to an $872 thousand increase in other operating expenses, which was principally attributed to $566 thousand in non-recurring expenses associated with the Border Trust transaction, as well as higher levels of loan collection and other real estate owned expenses.

Partially offsetting the foregoing increases in non-interest expense was a $261 thousand or 30.0% decline in FDIC insurance assessments reflecting a new assessment formula that became effective in 2011, whereby deposit insurance premiums are principally based on asset size rather than insurable deposits.

Efficiency Ratio: The Company’s efficiency ratio (non-interest expenses divided by the sum of tax-equivalent net interest income and non-interest income other than net securities gains and other-than-temporary impairments, and other significant non-recurring expenses) measures the relationship of operating expenses to revenues.  For the three and nine months ended September 30, 2012, the Company’s efficiency ratio amounted to 50.7% and 52.7%, respectively, which compared favorably to peer and industry averages.

About Bar Harbor Bankshares

Bar Harbor Bankshares is the parent company of its wholly owned subsidiary, Bar Harbor Bank & Trust.  Bar Harbor Bank & Trust, founded in 1887, provides full service community banking with fifteen branch office locations serving downeast, midcoast and central Maine.

This earnings release contains certain forward-looking statements with respect to the financial condition, results of operations and business of Bar Harbor Bankshares (the “Company”) for which the Company claims the protection of the safe harbor provided by the Private Securities Litigation Reform Act of 1995, as amended. You can identify these forward-looking statements by the use of words like “strategy,” “anticipates” “expects,” “plans,” “believes,” “will,” “estimates,” “intends,” “projects,” “goals,” “targets,” and other words of similar meaning.  You can also identify them by the fact that they do not relate strictly to historical or current facts.  Forward-looking statements include, but are not limited to, those made in connection with; our acquisition of Border Trust assets and confidence that Bar Harbor’s lending capacity, product diversity, and commitment to customer service will bring profitable growth opportunities in these markets; estimates with respect to the future results of operation, financial condition, and the business of the Company which are subject to change based on the impact of various factors that could cause actual results to differ materially from those projected or suggested due to certain risks and uncertainties.   These risks and uncertainties include, but are not limited to, failure to expand or grow the commercial and consumer loan business portfolios as anticipated by management in connection with the Border Trust transaction, changes in general economic conditions, interest rates, deposit flows, loan demand, internal controls, legislation or regulation and accounting principles, policies or guidelines, as well as other economic, competitive, governmental, regulatory and accounting and technological factors affecting the Company’s operations. For more information about these risks and uncertainties and other factors, please see the Company’s Annual Report on Form 10-K, as updated by the Company’s Quarterly Reports on Form 10-Q and other filings on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

Bar Harbor Bankshares

Selected Financial Information

(dollars in thousands except share and per share data)

(unaudited)

	Period End		3rd Quarter Average
Balance Sheet Data	9/30/2012	12/31/2011	2012	2011

Total assets	$1,295,430	$1,167,466	$1,281,846	$1,152,399
Total securities	421,826	381,880	406,563	368,579
Total loans	808,412	729,003	798,095	723,219
Allowance for loan losses	8,053	8,221	8,482	9,698
Total deposits	813,627	722,890	796,629	752,996
Total Borrowings	343,833	320,283	350,953	279,903
Shareholders' equity	129,235	118,250	127,788	114,298

	Three Months Ended		Nine Months Ended
Results Of Operations	9/30/2012	9/30/2011	9/30/2012	9/30/2011

Interest and dividend income	$ 12,876	$ 12,720	$ 37,881	$ 38,314
Interest expense	3,462	$ 4,016	10,497	12,652
Net interest income	9,414	8,704	27,384	25,662
Provision for loan losses	427	$ 750	1,302	1,850
Net interest income after
provision for loan losses	8,987	7,954	26,082	23,812

Non-interest income	2,298	2,064	5,972	5,281
Non-interest expense	6,559	5,684	18,524	16,981
Income before income taxes	4,726	4,334	13,530	12,112
Income taxes	1,358	1,324	3,894	3,460

Net income	$ 3,368	$ 3,010	$ 9,636	$ 8,652

Share and Per Common Share Data

Period-end shares outstanding	3,918,894	3,889,184	3,918,894	3,889,184
Basic average shares outstanding	3,912,237	3,876,647	3,894,653	3,853,030
Diluted average shares outstanding	3,933,202	3,889,257	3,914,440	3,874,690

Basic earnings per share	$ 0.86	$ 0.78	$ 2.47	$ 2.25
Diluted earnings per share	$ 0.86	$ 0.77	$ 2.46	$ 2.23

Cash dividends	$ 0.295	$ 0.275	$ 0.870	$ 0.815
Book value	$ 32.98	$ 30.13	$ 32.98	$ 30.13
Tangible book value	$ 31.43	$ 29.28	$ 31.43	$ 29.28

Selected Financial Ratios

Return on Average Assets	1.05%	1.04%	1.04%	1.01%
Return on Average Equity	10.49%	10.45%	10.37%	10.60%
Tax-equivalent Net Interest Margin	3.20%	3.24%	3.22%	3.23%
Efficiency Ratio (1)	50.7%	52.9%	52.7%	53.8%

	At or for the Nine Months Ended		At or for the Year Ended
	September 30,		December 31,

	2012	2011	2011
Asset Quality

Net charge-offs (recoveries) to average loans	0.25%	0.41%	0.37%
Allowance for loan losses to total loans	1.00%	1.14%	1.13%
Allowance for loan losses to non-performing loans	75%	65%	64%
Non-performing loans to total loans	1.33%	1.75%	1.77%
Non-performing assets to total assets	1.08%	1.34%	1.45%

Capital Ratios

Tier 1 leverage capital	8.83%	9.30%	9.32%
Tier 1 risk-based capital	14.03%	14.38%	14.29%
Total risk-based capital	15.67%	16.16%	16.06%
Tangible equity to total assets	9.51%	9.85%	9.84%
Tangible common equity (2)	9.55%	9.88%	9.87%

(1)

Computed by dividing non-interest expense by the sum of tax equivalent net interest income and non-interest income other than net securities gains and OTTI, and other significant non-recurring expenses. Third quarter and year-to-date non-recurring expenses amounted to $657 and $829, respectively, all of which were associated with the Border Trust transaction.

(2)

Computed by dividing the total common shareholders' equity, less goodwill and other intangible assets, by total assets, less goodwill and other intangible assets.